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                                   EXHIBIT 11
                ZENITH NATIONAL INSURANCE CORP. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

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                                                                                   YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------------
                                                                             1993            1992            1991
                                                                        --------------  --------------  --------------
(A)        Net income.................................................  $   53,200,000  $   28,700,000  $   45,901,000
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------
           Number of shares used in calculating primary earnings per
           share:
             Weighted average outstanding shares during the period....      18,998,000      18,914,000      18,981,000
             Additional common shares issuable under employee stock
               options using the treasury stock method (Note 1):......         299,000           4,000
                                                                        --------------  --------------  --------------
(B)        Average outstanding shares.................................      19,297,000      18,918,000      18,981,000
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------
           Primary earnings per share
           (A) / (B)..................................................           $2.76           $1.52           $2.42
           Number of shares used in calculating fully diluted earnings per share:
             Weighted average outstanding shares during the period....      18,998,000      18,914,000      18,981,000
             Additional common shares issuable under employee stock
               options using the treasury stock method (Note 2):......         326,000          37,000           1,000
                                                                        --------------  --------------  --------------
                                                                            19,324,000      18,951,000      18,982,000
(C)        Average outstanding shares.................................
                                                                        --------------  --------------  --------------
                                                                        --------------  --------------  --------------
           Fully diluted earnings per share
           (A) / (C)..................................................           $2.75           $1.51           $2.42
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Notes:
(1)  Based on the average quarterly market price of each period. Optioned shares were anti-dilutive in 1991.
(2) Based on the higher of the average market price or price at the end of  each period.
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